SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

September 15, 2009

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Seale and Beers, CPAs was previously principal accountant for Nine Mile Software, Inc. (the "Company") and has never reviewed the financial statements for Nine Mile Software, Inc. Effective September 15, 2009, we were dismissed from the Company as principal accountants. We have read the Company's statements included its Form 8-K dated September 15, 2009, and we agree with such statements contained therein.

We can not confirm or deny the appointment of Mantyla McReynolds, LLC was approved by the Board of Directors, or that they were not consulted prior to their appointment as auditors.

Sincerely,

Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, NV

CC: U.S. Securities & Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549
202-551-5300 Phone
202-772-9252 Fax